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                                                               Exhibit 99(a)(8)


                         TITAN COMPLETES EXCHANGE OFFER
                         FOR DATRON SYSTEMS INCORPORATED

         SAN DIEGO, CA - AUGUST 6, 2001 - THE TITAN CORPORATION (NYSE: TTN) today announced the expiration of the exchange offer by its wholly owned subsidiary, Gem Acquisition Corp., for all of the outstanding shares of Datron Systems Incorporated (Nasdaq: DTSI) common stock. The offer expired at midnight New York time on Friday, August 3, 2001. All shares validly tendered (and not properly withdrawn) prior to the expiration have been accepted for exchange and will be exchanged promptly for Titan shares and for cash for fractional shares.

         Approximately 2,019,260 shares were tendered (including through notices of guaranteed delivery) in the exchange offer prior to its expiration, which constitutes approximately 71.9% percent of the total number of outstanding shares of common stock of Datron. The pending merger of Datron and Gem Acquisition Corp., Titan's merger subsidiary, will be completed as soon as practicable subject to the terms of the Agreement and Plan of Merger and Reorganization among Datron, Gem and Titan and subject to applicable legal requirements. Once the pending merger becomes effective, Datron will become a wholly owned subsidiary of Titan. The information agent for the exchange offer is D.F. King & Co., Inc., 77 Water Street, 20th Floor, New York, NY 10005, telephone 800-848-3409.

         Headquartered in San Diego, The Titan Corporation creates, builds and launches technology-based businesses, offering innovative technical solutions. Three of Titan's four core businesses develop and deploy communications and information technology solutions and services. In addition, Titan's SureBeam (Nasdaq: SURE) www.surebeamcorp.com subsidiary markets the leading technology for the electronic pasteurization of food products and Titan is continually identifying promising technologies suitable for commercialization.

         Founded in 1969 as a defense contractor, Datron has pioneered the development of antennas to track airborne rockets, missiles, weaponry, and spacecraft. Datron has developed expertise in remote sensing, image processing, satellite tracking and antenna manufacturing with products including remote sensing satellite earth stations, image processing software, tracking systems, and voice and data communication radio products.

         A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. In addition, The Titan Corporation has filed a Schedule TO, and Datron Systems Incorporated has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission in connection with the transaction. The Prospectus, Schedule 14D-9 and related tender offer materials have been mailed to stockholders of Datron. These documents contain important information about the transaction. Investors and security holders are urged to read these documents carefully. Investors and security holders may obtain free copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov. The registration statement may be obtained free at the SEC's web site at www.sec.gov. The registration statement may also be obtained for free from Titan by directing your request to Investor Relations at www.titan.com or to The Titan Corporation, Investor Relations, 3033 Science Park Road, San Diego, California 92121-1199, Attn: Rochelle R. Bold, Vice President, Investor Relations, telephone number: (858) 552-9500. Free copies of these documents may also be obtained from Datron Systems


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Incorporated by directing a request to the Investor Relations section of
Datron's website at www.dtsi.com or by mail to Datron Systems Incorporated, 3030 Enterprise Court, Vista, CA 92083, attention, Investor Relations.

In addition to the Schedule TO, prospectus and Schedule 14D-9, Titan and Datron file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Titan or Datron at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the commission's other public reference rooms in New York, N.Y. and Chicago, Ill. Please call the Securities and Exchange Commission at 800-SEC-0330 for further information on the public reference rooms. Titan's and Datron's filings with the Securities and Exchange Commission are also available to the public from commercial document-retrieval services and at the website maintained by the commission at http://www.sec.gov.